     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                     AVIRON
             (Exact name of registrant as specified in its charter)

             DELAWARE                                        77-0309686
  (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                       Identification Number)

                            297 NORTH BERNARDO AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 919-6500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 C. BOYD CLARKE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                     AVIRON
                            297 NORTH BERNARDO AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 919-6500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             ROBERT J. BRIGHAM, ESQ.
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 843-5000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM    AMOUNT OF
                                       AMOUNT TO BE     OFFERING PRICE PER       AGGREGATE       REGISTRATION
TITLE OF SHARES TO BE REGISTERED        REGISTERED           SHARE(1)        OFFERING PRICE(1)       FEE
---------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value...    1,038,235 shares       $39.625           $41,140,062         $10,861
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the high and low prices of Aviron's common stock on August 25, 2000 as quoted on the Nasdaq National Market. It is not known how many shares will be purchased under this Registration Statement or at what price shares will be purchased.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                     AVIRON

                                1,038,235 SHARES

                                  COMMON STOCK

    These shares of common stock are being offered by the selling stockholders, identified in this prospectus. The selling stockholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
11. We are not selling any shares of our common stock under this prospectus and will not receive any portion of the proceeds from the sale of these shares.

    Each of the selling stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933.

    The selling stockholders may sell their Aviron common stock in one or more transactions on the NASDAQ National Market at prevailing market prices or at privately negotiated prices. The selling stockholders may sell their shares directly or through agents, brokers, dealers or underwriters. The selling stockholders will pay for underwriting discounts and selling commissions related to the sale of shares. We will pay for all other expenses related to such sales.

    Aviron's common stock is traded on the Nasdaq National Market under the symbol "AVIR". On August 31, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $45.00 per share.

    INVESTING IN SECURITIES ISSUED BY AVIRON INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS           , 2000

                                TABLE OF CONTENTS

                                                                     PAGE NUMBER
                                                                     -----------
WHERE YOU CAN FIND MORE INFORMATION........................................1
SUMMARY....................................................................2
THE COMPANY................................................................2
RISK FACTORS...............................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................9
USE OF PROCEEDS............................................................9
SELLING STOCKHOLDERS......................................................10
PLAN OF DISTRIBUTION......................................................11
LEGAL MATTERS.............................................................12
EXPERTS...................................................................12

    You should rely only on the information contained in, or incorporated into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

    We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. We own the FluMist trademark in the United States. This prospectus also includes trademarks owned by other parties.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1. Our Current Report on Form 8-K dated January 11, 2000, filed with the SEC on January 14, 2000;

    2. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 8, 2000, and amended by a Form 10-K/A filed with the SEC on April 3, 2000 and April 28, 2000;

    3. Our Definitive Proxy Statement dated May 4, 2000, filed with the SEC on May 4, 2000, in connection with our 2000 Annual Meeting of Stockholders;

    4. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, filed with the SEC on May 15, 2000 and August 11, 2000, respectively;

    5. Our Current Report on Form 8-K dated June 12, 2000, filed with the SEC on June 13, 2000; and

    6. The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on July 16, 1996.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                                     Aviron
                          Attention: Investor Relations
                            297 North Bernardo Avenue
                             Mountain View, CA 94043
                                 (650) 919-6500

                                     SUMMARY

This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

                                   THE COMPANY

    We are a biopharmaceutical company focused on the prevention of disease through innovative vaccine technology. We are currently focusing our product development and commercialization efforts on our lead product candidate, FluMist, an investigational live virus vaccine for influenza delivered as a nasal spray. Our goal is to become a leader in the discovery, development, manufacture and marketing of innovative development vaccines which are safe, effective and economical enough to merit their use in immunization programs targeting the general population. Our vaccine programs are based both on techniques for producing weakened live virus vaccines and on our proprietary genetic engineering technologies. Live virus vaccines, including those for smallpox, polio, measles, mumps, rubella and chicken pox, have had a long record of preventing disease.

    According to the Centers for Disease Control and Prevention, or CDC, epidemics of influenza occur during the winter months nearly every year and are responsible for an average of approximately 20,000 deaths per year in the United States. Influenza viruses also can cause global epidemics of disease during which rates of illness and death from influenza-related complications can increase dramatically. Influenza viruses cause disease in all age groups. Rates of infection are highest among children, but rates of serious illness and death are highest among persons age 65 or older, and persons of any age who have medical conditions that place them at high risk for complications from influenza.

    FluMist is designed to prevent influenza. We are developing and intend to commercialize FluMist primarily in collaboration with our partner Wyeth Lederle Vaccines, a business unit of the pharmaceutical division of American Home Products Corporation, or AHP. FluMist has been shown to provide a high protection rate against influenza in Phase 3 clinical trials in children and healthy adults. In a separate trial conducted in healthy working adults, reductions in days of illness, antibiotic use, health resource use and missed work because of illness were observed across several illness definitions. Based on our clinical data, we intend to submit a Biologics License Application, or BLA, to the U.S. Food and Drug Administration, or FDA, during the fourth quarter of 2000.

    Influenza vaccination rates for healthy children are substantially below those for the general population. In addition, the majority of healthy adults currently do not receive the influenza vaccine. We believe that there are significant market opportunities for FluMist in these two populations.

    We believe FluMist can achieve significant market acceptance because:

    - In clinical trials, FluMist provided protection rates as high as 93% in healthy children and 85% in healthy adults;

    - FluMist is a nasal spray which pediatricians, parents and vaccine recipients may find as an attractive new way to prevent influenza;

    - In a large clinical trial, FluMist helped reduce the incidence of middle ear infections in children and the associated antibiotic use;

    - As noted in a recent article in the Journal of Pediatrics, FluMist is a weakened live virus vaccine which triggers an immune response similar to the natural immune response to influenza, while the response to the flu shot is more narrowly focused;

    - FluMist stimulates immunity in the nose and throat, the point of contact for airborne infections such as influenza, as well as in the bloodstream; and

    - FluMist has been administered to more than 13,000 people with no serious adverse events associated with use of the vaccine.

    The FDA notified us in 1998 that, in order to support a BLA filing for FluMist, we must demonstrate the clinical equivalence between FluMist produced in our new manufacturing facility located in Pennsylvania and FluMist used in our Phase 3 trials. We must also provide additional data on manufacturing validation and stability. In June 1999, we reported the results of a clinical trial that we believe demonstrated the required clinical equivalence. We are in the process of completing the manufacturing validation exercises, stability studies and documentation we believe necessary to support a BLA for FluMist, which we intend to submit during the fourth quarter of 2000.

    The current formulation of FluMist requires freezer storage throughout distribution. Because international markets do not have distribution channels well suited to the sale of frozen vaccines, Wyeth Lederle has initiated a Phase 2 clinical trial outside of the United States for our second generation refrigerator stable, or liquid, formulation of FluMist.

    We also have a number of other vaccines in various stages of development:

    - a parainfluenza virus type 3 vaccine to prevent the most common cause of croup, a respiratory infection in infants, for which we have completed a successful Phase 2 clinical trial;

    - an Epstein-Barr virus vaccine to prevent infectious mononucleosis for which our collaborative partner, SmithKline Beecham Biologicals S.A., has completed a successful Phase 1 clinical trial; and

    - a vaccine for cytomegalovirus, the leading infectious cause of birth defects, for which clinical testing began during the second quarter of 2000.

     We are also using our proprietary vaccine design technologies to discover new vaccines, including vaccine candidates for herpes simplex virus type 2, the virus responsible for genital herpes, and respiratory syncytial virus, a virus responsible for a severe lower respiratory infection in infants and young children.

    We were incorporated in California in April 1992, and reincorporated in Delaware in November 1996. Our executive offices are located at 297 North Bernardo Avenue, Mountain View, California 94043 and our telephone number is
(650) 919-6500. Aviron's World Wide Web address is http://www.aviron.com. Information contained in our World Wide Web site should not be considered to be part of this prospectus.

                                  RISK FACTORS


    You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

    Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO FLUMIST

    For the foreseeable future, the risks relating to Aviron are primarily those related to the development and commercialization of FluMist. All of our potential near-term revenues are dependent on the commercialization of FluMist. Because of the seasonality of influenza, FluMist must be available in the third or fourth quarter of the year for us to achieve revenues for that season. Delay in availability of FluMist in the initial year of commercialization or in subsequent years could cause us to lose revenues for an entire influenza season and require us to raise additional capital to cover the costs of additional research and development, related expenses and ongoing fixed costs.

POSTPONING THE SUBMISSION OF OUR APPLICATION TO THE FDA FOR FLUMIST WILL DELAY THE COMMERCIALIZATION OF FLUMIST.

    In 1998, we submitted an application for FluMist, which was not accepted for filing by the FDA. Additional information required before we resubmit our application includes data on manufacturing validation, stability and clinical equivalence. If our manufacturing validation exercises and studies to confirm sufficient shelf-life stability are not successful, or if our facilities validation is delayed, or we encounter additional problems, we will postpone our submission beyond 2000, which will delay commercialization of FluMist.

IF THE FDA FINDS THAT OUR APPLICATION FOR FLUMIST DOES NOT SUPPORT APPROVAL, OR IF ITS INSPECTORS FIND THAT OUR MANUFACTURING FACILITIES ARE NOT ADEQUATE, COMMERCIALIZATION OF FLUMIST MAY BE DELAYED BY ONE OR MORE INFLUENZA SEASONS.

    Approval risk related to manufacturing. If the FDA finds that the validation, clinical or other required data in our application is insufficient, it could refuse to accept our application for filing or could require corrective action or additional data which could delay or prevent approval. The FDA is likely to inspect each of the facilities involved in manufacturing FluMist. FDA inspectors may find deficiencies in the facilities or processes that may lead to delay in FluMist approval or prevent it from being approved at all.

    Celltech Medeva, or Medeva, the international marketing arm of Celltech Group, plc, notified us that it received a warning letter from the FDA regarding their United Kingdom facility where several key stages of the FluMist manufacturing process take place. Some of the comments in the letter referred to the general utility systems in the facility, such as water and clean steam, which are used to prepare supplies used in the manufacture of FluMist. We have been informed by Medeva that it is taking the necessary steps to bring its systems and facility into compliance, and it is working with the FDA to fulfill that objective. While we believe Medeva has taken the necessary steps to bring the relevant general utility systems into compliance, we have also begun to implement plans to eliminate our dependence on these utilities in connection with our planned fourth quarter 2000 BLA submission. Those plans, which will require FDA approval, involve the use of disposable supplies, instead of relying on the shared utility systems at Medeva.

    Approval risk related to FluMist indications and claims. We are initially seeking FDA approval for use of FluMist in children and healthy adults. The FDA may not find our clinical data adequate to support use in any particular group and may exclude any segment of the population. The FDA may request additional clinical data to support the safety of FluMist. We may be required to commence and complete additional clinical trials to generate additional data to support product approval for one or more of our target populations, which may lead to substantial delay in FluMist approval or prevent it from being approved for any of those population segments.

IF WE ARE UNABLE TO PERFORM THE COMPLEX ANNUAL UPDATE OF THE FLUMIST FORMULATION FOR NEW INFLUENZA STRAINS IN A TIMELY MANNER, OUR SALES FOR THAT YEAR WILL BE LIMITED OR WE MAY HAVE NO SALES AT ALL.

    Early each year, the FDA determines which strains will be included in the upcoming season's influenza vaccines. After the FDA makes its decision, we will have approximately six months to include the selected strains and manufacture FluMist for use in the upcoming influenza season. The major factors that may delay availability of FluMist each year are:

    - The FDA may delay its selection of strains for a given influenza season.

    - We may experience difficulty or delay in the technically demanding process we follow each year to update the formulation of FluMist.

    - The FDA could require as a release test a brief clinical trial designed to show the safety and activity of the vaccine including the new strains selected for that particular year.

IF WE HAVE DIFFICULTIES WITH OUR MANUFACTURING PROCESS, WE MAY NOT HAVE SUFFICIENT QUANTITIES OF VACCINE.

     We may not have sufficient quantities of vaccine in time to assure availability for the season due to problems with updated strains or performance of suppliers or contract manufacturers. Following inoculation with our updated strains, bulk vaccine is harvested from special hens' eggs. This is a labor-intensive process which must be conducted under strict controls and tight timelines. We are dependent on our contract manufacturer for successful staffing, training and supervision for this process. We are currently dependent on a single supplier for an adequate and timely supply of eggs.

     We may have difficulty with the blending, filling and packaging of FluMist. The bulk vaccine for three strains of influenza must be diluted and blended together prior to filling the nasal spray device. This process must be conducted under strict controls and tight timelines. We depend upon a single supplier for our nasal spray device. We also depend upon our packaging contractor for packaging of the vaccine. The vaccine is subject to strict quality control testing during production and prior to release. Any quality control failures could lead to a reduction in the available supply of FluMist.

IF THE MARKET DEMAND FOR FLUMIST EXCEEDS OUR MANUFACTURING CAPACITY, OUR REVENUE MAY BE LIMITED.

     We may be capacity constrained in our supply of vaccine. In order to secure future production capacity, we may extend and expand existing arrangements, collaborate with other third parties, or establish additional manufacturing facilities. Using an alternative supplier or building a new facility would require a substantial amount of funds and additional clinical trials and testing. We cannot be sure that an additional source of supply will be established on a timely basis, or that we will have or be able to obtain funds sufficient for building or equipping a new facility.

THE SUCCESS OF FLUMIST IS HIGHLY DEPENDENT ON OUR PARTNER, WYETH LEDERLE, FOR MARKETING, PROMOTION, SALES AND DISTRIBUTION ACTIVITIES.

     We have entered into an exclusive agreement with Wyeth Lederle to co-promote, sell, and distribute FluMist. We believe that for FluMist to be widely adopted, the efforts of an experienced pharmaceutical sales force are needed. If Wyeth Lederle fails to devote appropriate resources to promote, sell, and distribute FluMist, sales of FluMist could be reduced. Distribution of FluMist will be challenging for several reasons. First, influenza vaccine is a seasonal product with a shipping period between August and January. Second, FluMist is a frozen product and must remain frozen prior to use. It must be maintained under recommended frozen storage conditions. Although Wyeth Lederle has a distribution system that supports frozen vaccines, if it does not manage these distribution challenges our revenues could be reduced.

     Wyeth Lederle also will participate in the development, manufacturing, promoting, and selling of a liquid formulation of FluMist, which will be particularly important if FluMist is to be accepted outside of the United States. If Wyeth Lederle does not devote sufficient resources to the development and commercialization of this formulation, its commercial availability will be delayed.

     If Wyeth Lederle breaches or terminates its agreement with us or otherwise fails to conduct their FluMist related activities in a timely manner or if there is a dispute about our or their respective obligations, we may need to seek another partner. If any of these events occurs, revenues associated with milestone payments or FluMist commercialization could be delayed, reduced or be substantially more expensive for us to achieve.

IF MEDICAL ADVISORY BODIES, DOCTORS, AND OTHER HEALTH CARE PROVIDERS DO NOT RECOMMEND FLUMIST ITS MARKET OPPORTUNITY WILL BE LIMITED.

     We believe recommendations from advisory bodies such as the Advisory Committee on Immunization Practices, or ACIP, of the CDC, and the American Academy of Pediatrics, or AAP, will be important to encourage doctors and other healthcare providers to recommend FluMist. If these bodies do not recommend FluMist, the product's market opportunity will be limited. We will also need to educate doctors and other healthcare advisors of the safety and clinical efficacy of FluMist and its potential advantages over other influenza vaccines.

WHETHER OR NOT DOCTORS, OTHER HEALTH CARE PROVIDERS AND MEDICAL ADVISORY BODIES RECOMMEND FLUMIST, IF THE MARKET DOES NOT ACCEPT FLUMIST, OUR SALES WILL BE REDUCED.

     FluMist acceptance may be limited by a number of factors, including:

     - perceived effectiveness of competing influenza vaccines, including the shot;

     - unfavorable publicity concerning other vaccines;

     - pricing of FluMist;

     - broad accessibility to FluMist;

     - reimbursement polices of government and third-party payors;

     - side effects, such as the runny nose, sore throat or fever seen in some clinical trial participants; and

     - the requirement of frozen storage capacity by those distributing and administering the vaccine.

WE FACE COMPETITION FROM COMPANIES WITH SUBSTANTIAL FINANCIAL, TECHNICAL, AND MARKETING RESOURCES, WHICH COULD SERIOUSLY LIMIT OUR FUTURE REVENUES FROM FLUMIST.

     FluMist will be competing against the flu shot, which is sold by large pharmaceutical companies, including Wyeth Lederle and Medeva.

     We also operate in a rapidly evolving field. Other companies are working to improve the efficacy of flu shots. In addition, we are aware of efforts to develop non-injectable influenza vaccines that would be more directly competitive with FluMist. For example:

     - A nasally administered inactivated vaccine is being developed by Biovector Therapeutics, S.A. and Biochem Pharma, Inc. which has been licensed to SmithKline Beecham; and

     - A nasally administered live influenza vaccine has been developed and used in Russia.

     In 1999, the FDA approved two new products for the treatment of influenza: zanamivir and oseltamivir. Zanamivir is marketed as Relenza and is sold by Glaxo Wellcome plc and oseltamivir is marketed as Tamiflu and is sold by Roche Holdings AG. These products inhibit the ability of the influenza virus to replicate. Both zanamivir, delivered via an inhaled powder, and oseltamivir, a pill, were approved for influenza treatment, but neither are approved for the prevention of influenza. When administered within two days of contracting influenza, zanamivir and oseltamivir may reduce the duration of influenza by approximately one day. Clinical data also has shown that taking zanamivir or oseltamivir daily for a period of time during the influenza season can have a preventative effect.

THE FLUMIST MASTER DONOR STRAINS ARE NOT PROTECTED BY PATENTS AND IF THE STRAINS ARE DUPLICATED, THIRD PARTIES MAY BE ABLE TO DEVELOP, MARKET AND SELL A COMPETING VACCINE.

     We have no issued patents covering the FluMist master donor strains. Our rights to the master donor strains are substantially based on (1) an exclusive worldwide license of materials and know-how from the University of Michigan, which owns the master donor strains from which our vaccine is derived; and (2) an exclusive license of know-how and clinical trial data from the National Institutes of Health, or NIH. Neither the University of Michigan nor the NIH has been issued any patents covering the master donor strains. A third party may gain access by some means to the University of Michigan master donor strains and attempt to reproduce FluMist or develop another live virus influenza vaccine that might be comparable to FluMist in terms of safety and effectiveness.

FAILURE TO RAISE ADDITIONAL CAPITAL COULD DELAY FLUMIST COMMERCIALIZATION AND DELAY THE DEVELOPMENT OF A LIQUID FORMULATION OF FLUMIST AND OF OUR OTHER POTENTIAL PRODUCTS.

     Our operations to date have consumed substantial and increasing amounts of cash. As of June 30, 2000, we had an accumulated deficit of approximately $231.9 million. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The commercialization of FluMist will require a commitment of substantial funds for manufacturing, continued clinical trial efforts and other commercialization activities. We also expect to spend a substantial amount to develop a liquid formulation of FluMist. In addition, we expect to continue funding the research, preclinical testing and clinical trials necessary to develop our early-stage products. We expect our current capital resources and financing commitments will enable us to maintain our current and planned operations into 2001. We expect that we will need to raise additional funds in the future. Our future capital requirements will depend upon many factors, including:

     - product commercialization activities;

     - time and costs involved in obtaining regulatory approvals;

     - increasing manufacturing capacity for FluMist;

     - the progress of preclinical testing and clinical trials;

     - continued scientific progress in the research and development of our vaccine programs; and

     - the addition of other early-stage programs to our product pipeline.

If adequate funds are not available, the commercialization of FluMist may be delayed, we may need to delay the development of a liquid formulation of FluMist, and we will be required to delay, reduce the scope of, or eliminate one or more of our research or development programs. If additional funds are raised by issuing equity or convertible securities, percentage ownership in Aviron by existing stockholders will be reduced.

IF WE ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL, OUR ABILITY TO COMMERCIALIZE FLUMIST AND DEVELOP A LIQUID FORMULATION OF FLUMIST MAY BE DELAYED.

     Attracting and retaining significant additional qualified personnel will be critical to our success. To pursue the development and commercialization of FluMist, we will be required to hire additional qualified personnel, especially those with expertise in development, commercial-scale manufacturing, and quality functions. Expansion in these areas is also expected to require the addition of management personnel and the development of additional expertise by existing management personnel. We face competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies.

OTHER RISKS RELATED TO OUR COMPANY

SAFETY OF VACCINES CAN ONLY BE DETERMINED AFTER WIDESPREAD USE IN THE
POPULATION.

     A vaccine could be licensed by the FDA and still be associated with adverse events which reduce or eliminate revenue. For example, in 1998 the FDA approved the use of a vaccine to prevent infant diarrhea, but the product was subsequently withdrawn from the market due to a possible link between a serious bowel disorder and the vaccine. This adverse event occurred at a frequency that was not detectable in a typical clinical development program. In addition there are a number of theoretical risks related to live virus vaccines, including changing back to the naturally-occurring, or wild-type, and re-combining to form a new strain which may cause disease. Also, because of the way it works, a weakened live virus could make an individual more susceptible to secondary infection. In addition, a weakened live virus could cause disease resembling a wild-type virus infection in people with an immune system that is not working properly because of a pre-existing disease, HIV infection or drug treatment for cancer or organ transplantation. The potential for adverse events after introduction to the market is an issue for all vaccines, including FluMist.

OTHER THAN FLUMIST, OUR PRODUCT CANDIDATES ARE AT EARLY STAGES OF DEVELOPMENT, AND IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE PRODUCTS, WE WILL NOT GENERATE REVENUES FROM THESE PRODUCTS.

     To date, none of our product candidates has been commercialized. Other than FluMist, all of our product candidates are in early stages of development. We face the risk of failure normally found in developing biotechnology products based on new technologies. Successfully developing, manufacturing, introducing and marketing our early-stage product candidates will require several years and substantial additional capital. Moreover, we must demonstrate safety and efficacy and gain regulatory approval for these products. We are aware of several companies that are marketing or are in late-stage development of products that would be competitive with our early-stage product candidates.

     In 1996, we completed construction of a pilot manufacturing facility for our potential vaccine products other than FluMist. We currently do not have facilities to manufacture any of our other potential products in commercial quantities and have no experience with commercial manufacture of vaccine products. We are alternatively considering the use of contract manufacturers for the commercial production of our other potential products. We are aware of only a limited number of manufacturers that we believe have the ability and capacity to manufacture our other potential products in a timely manner.

WE MAY NOT RECEIVE PATENT PROTECTION FOR OUR POTENTIAL PRODUCTS AND MANUFACTURING PROCESSES.

     Our success depends to a significant degree upon our ability to develop proprietary products. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for these inventions. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability, cannot be predicted. We cannot be sure that any of our owned or licensed patents or patent applications will issue or, if issued, will not be invalidated or circumvented, or that the rights granted by them will provide any protection or competitive advantages to us.

     The European Patent Office has informed us of its intention to deny claims relating to methods and compositions of recombinant non-segmented negative-strand RNA viruses contained in one of our granted European patents. Although this decision will not affect our FluMist cold-adapted influenza product, it may affect the European patent protection afforded our other vaccine candidates, including recombinant RSV and recombinant PIV.

OUR PRODUCTS COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

     Our success will also depend upon us not infringing patents issued to others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of our research and development programs. Some of these patent applications or patents may limit the scope of claims issuing from our patent applications, prevent certain claims from being issued, or conflict in certain respects with claims made under our applications.

OUR BUSINESS EXPOSES US TO PRODUCT LIABILITY CLAIMS AND THE DEFENSE OR LOSS OF ANY SUCH CLAIM COULD BE COSTLY.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of vaccines. We have obtained clinical trial liability insurance for our clinical trials. We also intend to seek product liability insurance in the future for products approved for marketing. However, we cannot be sure that we will be able to acquire or maintain insurance at a reasonable cost or in sufficient amounts to protect us from liability risks. A successful product liability claim or a series of claims brought against us could seriously harm our business. We intend to seek inclusion of some of our products in the United States National Vaccine Injury Compensation Program, a no-fault compensation program for claims against vaccine manufacturers, which administers a trust funded by excise taxes on sales of a number of recommended childhood vaccines. We cannot be sure that this government program will continue or that our proposed vaccines will be included in the program.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS AND AN ACCIDENT COULD BE COSTLY.

     Our business activities involve the controlled use of hazardous materials, chemicals, various radioactive substances and viruses. Although we believe that our safety procedures for handling and disposing of these materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability would seriously harm our business. In addition, we may incur substantial costs to comply with environmental regulations if we develop manufacturing capacity.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

     The market price of our common stock has fluctuated significantly to date. As a result you may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, most of which are beyond our control:

     - variations in our quarterly operating results;

     - changes in securities analysts' estimates of our financial performance;

     - changes in market valuations of similar companies;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel; and

     - fluctuations in stock market price and volume, which are particularly common among securities of biopharmaceutical companies.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biopharmaceutical companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so could be beneficial to our stockholders. These provisions include:

     - establishment of a classified board of directors requiring that not all members of the board may be elected at one time;

     - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

     - limitations on the ability of stockholders to call special meetings of stockholders;

     - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In October 1997, our board of directors adopted a share purchase rights plan, commonly referred to as a "poison pill." In addition, Section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of our company.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in the sections entitled "Summary," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

    In a series of private placements, we sold to American Home Products Corporation common stock and agreed to register the common stock for resale. We issued to the other selling stockholders common stock upon the exercise of warrants and issued additional warrants to purchase common stock both in connection with the licensing of certain technology, and also agreed to register the common stock and the shares of common stock issuable upon the exercise of the warrants. The shares being registered represent approximately 4.7 percent of our outstanding capitalization as of August 30, 2000.

    The following table sets forth information known to us with respect to beneficial ownership of our common stock as of August 30, 2000 by each selling stockholder. The following table assumes that the selling stockholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold.

    Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to shares shown as beneficially owned. Percentage ownership is based on 21,933,008 shares of common stock outstanding as of August 30, 2000. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Aviron, 297 North Bernardo Avenue, Mountain View, California 94043.

                                                           SHARES BENEFICIALLY        SHARES OFFERED        SHARES BENEFICIALLY
                                                            OWNED PRIOR TO THE           BY THIS            OWNED SUBSEQUENT TO
                                                                 OFFERING               PROSPECTUS              THE OFFERING
                                                         ------------------------     --------------     -----------------------
NAME AND ADDRESS OF SELLING STOCKHOLDER                   SHARES          PERCENT                         SHARES         PERCENT
                                                         --------         -------                        --------        -------
American Home Products Corporation ..............         996,840          4.54%          996,840               0           *
 5 Giralda Farms, Madison, New Jersey 07940

Mount Sinai School of Medicine (1) ..............          50,642             *            27,309          23,333           *
 633 Third Avenue, New York, New York 10017

Mark Krystal ....................................           5,338             *             3,758           1,580           *

Jeffrey David Parvin (2) ........................           4,695             *             4,695               0           *

Michael Bergmann ................................           2,669             *             1,503           1,166           *

Thomas Muster ...................................           2,668             *             1,502           1,166           *

Reinhard Vlasak (3) .............................           2,001             *             1,126             875           *

Masayoshi Emami (4) .............................           1,502             *             1,502               0           *

----------
* Less than 1% of the outstanding shares of common stock.

(1) Includes 23,976 shares issuable upon exercise of warrants held by this selling stockholder.

(2) Includes 2,610 shares issuable upon exercise of warrants held by this selling stockholder.

(3) Includes 901 shares issuable upon exercise of warrants held by this selling stockholder.

(4) Includes 1,202 shares issuable upon exercise of warrants held by this selling stockholder.

    We are registering the shares for resale by the selling stockholders in accordance with registration rights granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

    The selling stockholders, or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest, may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

      o     ordinary brokers' transactions;

      o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

      o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

      o "at the market," to or through market makers, or into an existing market for our common stock;

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

      o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

      o     in privately negotiated transactions; or

      o     to cover short sales.

    In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

    Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

    To the extent required, the following information will be set forth in a supplement to this prospectus:

      o information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders;

      o the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholder; and

      o the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

    Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

    We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes any selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

    We will not receive any of the proceeds from the selling stockholders' sale of our common stock.

    This registration statement will remain effective until the earlier of (a) the date when all of the shares registered by this registration statement have been distributed to the public, or (b) the date the shares of common stock are eligible for sale in their entirety under Rule 144. In the event that any shares remain unsold at the end of such period. We may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.

                                  LEGAL MATTERS

    For the purpose of this offering, Cooley Godward LLP, Palo Alto, California is giving an opinion of the validity of the issuance of the common stock offered in this prospectus.

                                     EXPERTS

    Ernst & Young LLP, independent auditors have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee ...........        $10,861
Legal Fees and Expenses .......................................         25,000
Accountants' Fees and Expenses ................................         15,000
Miscellaneous .................................................          4,139

        Total .................................................        $55,000
                                                                       =======

The foregoing items, except for the Securities and Exchange Commission Registration Fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law, Aviron has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

    Aviron's certificate of incorporation and by-laws include provisions to (1) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware and (2) require Aviron to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Aviron believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to Aviron, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Aviron or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the directors' duty to Aviron or its stockholders when the director was aware or should have been aware of a risk of serious injury to Aviron or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Aviron or its stockholders, for improper transactions between the director and Aviron and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    Aviron has entered into indemnity agreements with each of its directors and executive officers that require Aviron to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Aviron or any of its affiliated enterprises, provided such person acted in good faith and in a manner such persons reasonably believed to be in, or not opposed to, the best interests of Aviron and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of Aviron as to which indemnification is being sought.

    Aviron has an insurance policy covering the officers and directors of Aviron with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

EXHIBIT NO.    DESCRIPTION OF DOCUMENT
-----------    -----------------------
 4.2           Specimen Stock Certificate. (1)
 4.8           Investors Rights Agreement, dated July 18, 1995, among the
               Company and the investors named therein.  (1)
 4.11          Common Stock Purchase Agreement, dated as of December 16, 1999, between the Company and American Home Products Corporation.  (2)
 4.12          Common Stock Purchase Agreement, dated as of December 30, 1999, between the Company and American Home Products Corporation.  (2)
 4.13          Common Stock Purchase Agreement, dated as of February 3, 2000, between the Company and American Home Products Corporation.  (2)
 4.15          Common Stock Purchase Agreement, dated as of April 5, 2000, between the Company and American Home Products Corporation.  (3)
 5.1           Opinion of Cooley Godward LLP.
23.1           Consent of Ernst & Young LLP, Independent Auditors.
23.2           Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1           Power of Attorney.  See signature page.

---------
(1) Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1, File No. 333-05209, filed June 5, 1996, as amended.

(2) Incorporated by reference to the correspondingly numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-20815, filed March 8, 2000.

(3) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 0-20815, filed May 15, 2000.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant undertakes that; (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on September 1, 2000.

                                       AVIRON


                                       By:     /s/ C. Boyd Clarke
                                          --------------------------------------
                                           C. Boyd Clarke
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

    KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Boyd Clarke and Fred Kurland, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                                          TITLE                                 DATE
                  ---------                                          -----                                 ----


             /s/ C. Boyd Clarke                  President, Chief Executive Officer and Director     September 1, 2000
---------------------------------------------             (Principal Executive Officer)
               C. Boyd Clarke


              /s/ Fred Kurland                  Senior Vice President and Chief Financial Officer   September 1, 2000
---------------------------------------------     (Principal Financial and Accounting Officer)
                Fred Kurland


         /s/ J. Leighton Read, M.D.                       Chairman of the Board                     September 1, 2000
---------------------------------------------
           J. Leighton Read, M.D.


                                                                Director
---------------------------------------------
        R. Gordon Douglas, Jr., M.D.


         /s/ Dennis M. Fenton, Ph.D.                            Director                            September 1, 2000
---------------------------------------------
           Dennis M. Fenton, Ph.D.


        /s/ Wayne T. Hockmeyer, Ph.D.                           Director                            September 1, 2000
---------------------------------------------
          Wayne T. Hockmeyer, Ph.D.


          /s/ Paul H. Klingenstein                              Director                            September 1, 2000
---------------------------------------------
            Paul H. Klingenstein


            /s/ Alan C. Mendelson                               Director                            September 1, 2000
---------------------------------------------
              Alan C. Mendelson


         /s/ Bernard Roizman, Sc.D.                             Director                            September 1, 2000
---------------------------------------------
           Bernard Roizman, Sc.D.

                                INDEX TO EXHIBITS

EXHIBIT NO.    DESCRIPTION OF DOCUMENT
-----------    -----------------------
 4.2           Specimen Stock Certificate. (1)
 4.8           Investors Rights Agreement, dated July 18, 1995, among the
               Company and the investors named therein.  (1)
 4.11          Common Stock Purchase Agreement, dated as of December 16, 1999, between the Company and American Home Products Corporation.  (2)
 4.12          Common Stock Purchase Agreement, dated as of December 30, 1999, between the Company and American Home Products Corporation.  (2)
 4.13          Common Stock Purchase Agreement, dated as of February 3, 2000, between the Company and American Home Products Corporation.  (2)
 4.15          Common Stock Purchase Agreement, dated as of April 5, 2000, between the Company and American Home Products Corporation.  (3)
 5.1           Opinion of Cooley Godward LLP.
23.1           Consent of Ernst & Young LLP, Independent Auditors.
23.2           Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1           Power of Attorney.  See signature page.

---------
(1) Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1, File No. 333-05209, filed June 5, 1996, as amended.

(2) Incorporated by reference to the correspondingly numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-20815, filed March 8, 2000.

(3) Incorporated by reference to the correspondingly numbered exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 0-20815, filed May 15, 2000.